Exhibit 23.2

KPMG LLP 345 Park Avenue New York, NY 10154

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MFA Financial, Inc.:

We consent to the use of our reports dated March 6, 2013, with respect to the consolidated balance sheets of the MFA Financial Inc. (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income/(loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference in the Registration Statement on Form S-3 and related prospectus of the Company and to the reference to our firm under the heading "Experts" in the related prospectus.

Our report dated March 6, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria.  As such, our report contains an explanatory paragraph stating that a material weakness in the design and operating effectiveness of controls related to the Company’s calculation of REIT taxable income existed as of December 31, 2012.

New York, New York

August 8, 2013